EXHIBIT 4.6

RULES FOR THE ADVANTEST CORPORATION
INCENTIVE STOCK OPTION PLAN 2012

DATE: July 26, 2012

RULES
OF
THE ADVANTEST CORPORATION
INCENTIVE STOCK OPTION PLAN 2012

1	Definitions

1.1	In these Rules:

“Advantest Group” means the Company and its subsidiaries;

“Broker” means Mizuho Investors Securities Co., Ltd. or such other broker or agent appointed from time to time by the Company to execute transactions in connection with the Plan;

“Company” means Advantest Corporation;

“Date of Grant” means July 12, 2012;

“Directors” means the board of directors of the Company;

“Eligible Employee” means (i)any such director, auditor, officer or employee of the Company and its subsidiaries who is a foreigner and (ii)any such director, auditor, officer or employee of an Employing Company as designated by the Company;

“Employing Company” means any one of the companies listed on Attachment A hereto;

“Exercise Period” means a period commencing on April 1, 2013 and expiring at the close of business on March 31, 2017;

“Exercise Price” means the price to be paid by a Stock Option Holder for the exercise of each Stock Option;

“Guidelines” means Incentive Stock Option Plan 2012 Guidelines for exercising Stock Option granted to Eligible Employees in accordance with these Rules;

“Plan” means the plan known as “The Advantest Corporation Incentive Stock Option Plan 2012” in its present form or as from time to time amended in accordance with the Rules;

“Rules” means these rules as amended from time to time;

“Shares” means fully paid common shares of stock of the Company;

“Stock Option” means the stock options granted by the Company in accordance with the resolution of the board meeting of the Company held on June 26, 2012;

“Stock Option Holder” means a person holding a Stock Option;

“Stock Option Register” means a register which is prepared and maintained by the Company pursuant to the Japanese Company Law (Law No.86 of 2005) and which lists information including the names and addresses of Stock Option Holders;

“Subscription Price” means the price of a Share to be delivered upon exercise of a Stock Option, subject to adjustment provided in Rule 3, and the initial Subscription Price is 1,207 yen;

“Tokyo Business Day” means a business day in Tokyo, Japan on which both the Company and the Tokyo Stock Exchange are open for the transaction of business; and

“Unit” means 100 Shares or such other amount of Shares to which a voting right at a shareholders’ meeting is granted pursuant to the Japanese Company Law and the Articles of Incorporation of the Company.

1.2	Where the context permits or requires the singular includes the plural and the masculine includes the feminine and vice versa.

1.3	Headings shall be ignored in construing the Rules.

2	Grant of Stock Options

2.1	Grant of Stock Options

The Company may at its absolute discretion grant to any Eligible Employee such number of Stock Options as determined by the Company.  Each Eligible Employee will be informed in writing by the Company of such grant.

2.2	Conditions on Exercise

2.2.1	A Stock Option may be exercised only on a Tokyo Business Day.

2.2.2
The number of Stock Options exercised at one time shall be 10 or multiples of 10.  If the number of Stock Options held by a Stock Option Holder is not 10 or a multiple of 10 (e.g., the number of Stock Options held is 27), the remaining Stock Options (in this example, 7) may be exercised only when they are exercised together with 10 or a multiple of 10 Stock Options (in this example, he or she may exercise 17 or 27 of his/her Stock Options).  However, if the number of Stock Options held by a Stock Option Holder is less than 10, the Stock Option Holder may exercise his/her Stock Options only when he or she exercises all of his/her Stock Options.

2.3	Acceptance of Stock Option

To be entitled to the grant of Stock Options, any Eligible Employee must execute a written acceptance of such Stock Options in the form of Attachment B hereto and deliver such acceptance form to the Company by July 12, 2012.  The acceptance form includes the explanation of the terms of Stock Options in compliance with the Japanese Company Law.  In the event of any inconsistency between these Rules and the acceptance form, the provisions of these Rules shall prevail.

2.4	Payment

The payment to be made as consideration for the stock options shall be 34,700 yen per one stock option.  Such payment shall be made by setting off against the monetary compensation the amount equal to such value and to be paid by the Company.

2.5	Disposal Restrictions

2.5.1
Neither a Stock Option nor any rights or interests in respect of it may be transferred, assigned, pledged, inherited or otherwise disposed of by a Stock Option Holder to any other person or entity.  If a Stock Option Holder purports to transfer, assign, pledge or dispose of any such Stock Option or rights or interests, whether voluntarily or involuntarily, then the Stock Option may not be exercised and will be automatically transferred by the Company pursuant to Rule 5.

2.5.2	A Stock Option Holder may not assign, delegate or otherwise transfer any of its rights or obligations under these Rules.

2.6	Certificates

No certificates will be issued for Stock Options.

2.7	Grant to Employing Company

When the Stock Options are granted to an Employing Company, these Rules shall apply to that Employing Company, and “Eligible Employee” shall read as “Employing Company”, and in the application of Rule 5, “Stock Option Holder” shall be read as “Eligible Employee who is granted a cash bonus right corresponding to the Stock Option granted to that Employing Company”.

3	Variations In Share Capital

3.1	Adjustment of Stock Option

3.1.1	The Exercise Price is 120,700 yen.

3.1.2
The number of Shares to be delivered upon exercise of each Stock Option is 100 Shares (i.e., 1 Unit).  If any adjustment is made to the Subscription Price, then the number of Shares to be delivered in relation to each Stock Option shall be adjusted in accordance with the following formula, with fractions of a Share being rounded down:

Number of Shares	=	Exercise Price
Subscription Price

3.1.3	If the Company shall make a stock split or consolidate its Shares into a smaller number of shares, then the Subscription Price shall be adjusted by the Directors based on the following formula:

NSP	=	OSP ×	1
Stock Split Ratio or Consolidation Ratio

where:
NSP = the Subscription Price after such adjustment.
OSP = the Subscription Price before such adjustment.

3.1.4
If the Company shall issue any Shares or dispose of Shares owned by the Company (other than Shares issued or delivered upon conversion or exchange of any convertible or exchangeable securities issued by the Company or upon exercise of any rights or warrants issued, granted or offered by the Company) and the consideration per Share receivable by the Company shall be less than the current market price per Share, then the Subscription Price shall be adjusted by the Directors based on the following formula:

NSP	=	OSP ×	N + v
N + n

where:
NSP and OSP have the meanings ascribed thereto in Rule 3.1.3.
N =	the number of Shares outstanding after deduction of Shares owned by the Company immediately prior to such adjustment.
n =	the number of additional Shares being issued as aforesaid or (in the case of disposal of Shares owned by the Company) the number of Shares being disposed of.
v =	the number of Shares which the aggregate consideration receivable by the Company would purchase at such current market price per Share.

3.1.5	In addition to Rule 3.1.3 and 3.1.4, in any of the following circumstances, the Company will adjust the Subscription Price in the manner it considers appropriate in its absolute discretion:

(i)
the Company will issue securities convertible into Shares (including shares to be acquired by the Company upon request by the shareholder or upon occurrence of certain events) at a consideration per Share receivable by the Company which is less than the current market price per Share;

(ii)
the Company will issue warrants, or securities with warrants, to subscribe for or purchase Shares at a consideration per Share receivable by the Company which is less than the current market price per Share;

(iii)	adjustment of the Subscription Price becomes necessary as a result of merger, corporate division or stock-for-stock exchange; or

(iv)	in addition to the foregoing, adjustment of the Subscription Price becomes necessary as a result of change (or possible change) in the number of outstanding Shares.

3.1.6	Any fractional number resulting from calculations of the Subscription Price shall be rounded up to the nearest one yen.

3.1.7
The Subscription Price after the adjustment shall be the sum to be obtained by multiplying the Subscription Price per share after the adjustment by the number of shares to be issued per Stock Option after the adjustment.

3.2	Notice

The Company will notify Stock Option Holders of any adjustment made under this Rule 3.

4	Exercise and Cancellation - General Rules

4.1	Exercise

Unless otherwise specified in these Rules, a Stock Option shall only be exercisable:

4.1.1	within the Exercise Period; and

4.1.2	subject to the conditions imposed under Rule 2.2.

5	Automatic Transfer of Stock Options:

5.1	Events of automatic transfer

A Stock Option owned by Stock Option Holder shall be automatically transferred to the Company for no consideration if any of the following events occurs:

5.1.1
the general meeting of the shareholders or, if approval by the shareholders’ meeting is not legally required, then the board of directors resolves to approve (i) any merger agreement pursuant to which the Company shall dissolve, (ii) any agreement or a plan pursuant to which the Company shall split all or part of its business or (iii) any stock-for-stock exchange agreement or stock-transfer plan pursuant to which the Company shall become a wholly-owned subsidiary of another company.

5.1.2
a Stock Option Holder becomes a person who does not hold any position as a director, corporate auditor, officer, employee or any other similar position of the Company or its subsidiaries; except where the Company deems that it is appropriate to allow him/her to exercise his/her Stock Options and notifies him/her.

5.1.3	a Stock Option Holder dies.

5.1.4	a Stock Option Holder waives all or part of his/her stock options by submitting to the Company the form specified by the Company.

5.1.5
a Stock Option Holder becomes for any reason a director, officer, auditor or employee of a company which is a competitor with the Company or its subsidiaries and the Company notifies the Stock Option Holder that his/her stock options are non-exercisable.

5.1.6	a Stock Option Holder is in breach of laws, internal rules of the Company or the Rules, and the Company notifies the Stock Option Holder that his/her stock options are non-exercisable.

6	Exercise of Stock Option

6.1	Manner of Exercise

6.1.1
To exercise a Stock Option, a Stock Option Holder must deliver on a Tokyo Business Day, an exercise notice to the Company, in the prescribed form (Attachment C), duly completed and signed by the Stock Option Holder.  The Stock Option Holder may not withdraw the exercise notice for any reason.

6.1.2
A Stock Option Holder shall pay the total amount of the Exercise Price relating to the number of Stock Options that he or she exercised (the “Total Exercise Price”) and the related expenses and taxes (if any), by transfer to the account designated by the Company.  The commission for such transfer shall be incurred by the Stock Option Holder.  After the Company confirms its receipt of the Total Exercise Price and the related expenses and taxes (if any), the Shares shall be delivered by crediting the number of Shares, through the Japan Securities Depository Center, Inc. (the “JASDEC”), to the Stock Option Holder’s account opened pursuant to Rule 6.6.2.

6.2	Sale of Shares

6.2.1
A Stock Option Holder may request, through the Company, that the Broker sell all the Shares resulting from his/her exercise of Stock Options.  Any such request shall be made in a notice as referred to in Rule 6.1.1.

6.2.2
After the receipt of a notice as referred to in Rule 6.2.1, the Company shall procure funds to be paid as the Total Exercise Price on behalf of the Stock Option Holder, and deliver the resulting Shares to the Stock Option Holder in the manner specified in Rule 6.1.2.  The Shares shall be sold without delay after the Broker confirms receipt of the Shares by the Stock Option Holder.  Subject to Rule 6.5, the Broker shall transfer, to the Stock Option Holder’s account with Mizuho Bank, Ltd. (“Mizuho Bank”) opened pursuant to Rule 6.6.3, the proceeds of the sale of the Shares less (i) the commission for the sale, (ii) the related expenses and taxes (if any) and (iii) the commission for such transfer, within 30 days of the sale.  The Stock Option Holder shall transfer, to the bank account designated by the Company, an amount equal to (i) the Total Exercise Price plus (ii) the related expenses and taxes paid or to be paid by the Company in connection with the exercise of the Stock Options or the sale of the Shares.  However, if the Stock Option Holder is a director, auditor or officer of the Company at the time of request as referred to in Rule 6.2.1, the Company will not procure funds to be paid as the Total Exercise Price on behalf of the Stock Option Holder.

6.2.3
If the Company deems that the proceeds of a sale of the Shares will not be enough to cover (i) the Total Exercise Price plus (ii) all expenses and taxes paid or to be paid by the Broker or the Company in connection with the exercise of the Stock Options or the sale of the Shares, the Company may either (a) sell the Shares in accordance with Rule 6.2.2 or (b) reject the request of the Stock Option Holder to sell the Shares and deem that he or she has withdrawn the exercise of his/her Stock Options, provided that if the request to sell the Shares has been made to the Broker in accordance with Rule 6.2.1, the Company may so deem only when such withdrawal can be made under the rules of the JASDEC and the internal rules of the Broker.  If the Stock Options are deemed to have not been exercised, the Stock Option Holder may exercise the relevant Stock Options in accordance with these Rules after he or she receives a notice from the Company to the effect that his/her Stock Options have been so deemed.  The Company shall not be liable to the Stock Option Holder for any result of any decision made under this Rule 6.2.3.

6.3
When the number of Shares deliverable upon exercise of the Stock Options includes less than one Unit, the exercising Stock Option Holder shall be deemed to request the Company to purchase such Shares pursuant to the Japanese Company Law.  The determination of whether the number of Shares deliverable upon exercise includes less than one Unit shall be made separately with respect to each exercise (regardless of the number of Stock Options included therein).

6.4	No Partial Exercise

A Stock Option may be exercised with respect only to each Stock Option, and no Stock Option may be exercised in part.

6.5	Withholding

The Company and the Broker shall be entitled to withhold, and the Stock Option Holder shall be obligated to pay, the amount of any tax attributable to or payable by and any social security or similar payments attributable to or payable by the Stock Option Holder in connection with the exercise or receipt of his/her Stock Option or the sale of the Shares.  The Company and the Broker may establish appropriate procedures to provide for any such payments and to ensure that the relevant company receives prompt advice concerning the occurrence of any event which may create, or effect the timing or amount of any obligation to pay or withhold any such taxes or which may make available to the relevant company any tax deduction with respect to the payment.

6.6	Broker

6.6.1	The Broker will assist the Company in connection with the exercise of the Stock Options and the sale of the resulting Shares.

6.6.2
Prior to the exercise of the Stock Options, a Stock Option Holder shall open and maintain an account in his/her name with the Broker for the purpose of the delivery of the Shares to be delivered upon the exercise.  Such account shall be opened through the Company.

6.6.3
Prior to the sale of the Shares pursuant to Rule 6.2, a Stock Option Holder shall open and maintain an account in his/her name with Mizuho Bank for the purpose of the payment of the proceeds of a sale of Shares.  Such account shall be opened through the Company.

7	General

7.1	Notices

Any notice or other document required to be given under or in connection with the Plan may be delivered to a Stock Option Holder or sent by post or facsimile with confirmation in writing to him/her at his/her address which appears on the Stock Option Register.  Notices sent by post shall be deemed to have been given on the day following the date of posting.  Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post or facsimile with confirmation in writing to it at its registered office (or such other place or places as the Company may from time to time determine and provide Stock Option Holders with notification of).

7.2	Directors’ Decisions Final and Binding

The decision of the Directors in connection with any interpretation of the Rules or in any dispute relating to a Stock Option or other matter relating to the Plan shall be final and conclusive and binding on the relevant parties.

7.3	Costs

The costs of introducing and administering the Plan shall be borne by the Company and the Employing Companies.

7.4	Regulations

The Company shall have power from time to time to make or vary regulations for the administration and operation of the Plan, provided that the same are not inconsistent with these Rules.

7.5	Limitation of Liability

The rights and obligations of a Stock Option Holder under the terms and conditions of his/her office or employment shall not be affected by his/her participation in the Plan or any right he or she may have to participate in the Plan.  An individual who participates in the Plan waives all and any rights to compensation or damages in connection with rights under the Plan arising from the termination of his/her office or employment with any company for any reason whatsoever relating to any Stock Option under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements.

7.6	Personal Information

A Stock Option Holder hereby consents and agrees that the Company and the Employing Companies may collect, store, process, use, transfer and modify his/her personal information regarding identity, place of employment and other pertinent information needed to effectuate his/her participation in the Plan with other parties within the Advantest Group, or with third parties to the extent necessary or helpful in the implementation of the Plan.

7.7	No Entitlements

7.7.1
Nothing in the Plan, these Rules or any document related thereto shall be construed as guaranteeing any Stock Option Holder’s continued employment or engagement with any member of the Advantest Group, or as giving any Stock Option Holder any right to continued employment or engagement with any member of the Advantest Group, during any period.

7.7.2
Awards of Stock Options are discretionary.  No award of Stock Options shall confer on the Stock Option Holder any right or entitlement to receive another award of stock options at any time in the future.

8	Amendments

Subject to Rule 7.4, the Company may at any time modify these Rules in any respect.  The Company may at any time amend these Rules so that the Company may issue new shares upon exercise of Stock Options instead of transferring its treasury stock.

9	Governing Law and Jurisdiction

These Rules and all Stock Options shall be governed by and construed in accordance with Japanese law.  Any dispute arising out of, or in connection with, these Rules shall be subject to the exclusive jurisdiction of the Tokyo District Court.

10	Local Law Appendix

The Local Law Appendix attached hereto shall be an integral part of these Rules.  In the event of any inconsistency between these Rules and the Local Law Appendix, the provisions of the Local Law Appendix shall prevail.

Attachment A

Employing Company

Advantest America, Inc.

Advantest Europe GmbH

Advantest Italia S.r.L.

Advantest France SAS

Advantest (Singapore) Pte. Ltd.

Advantest Taiwan Inc.

Advantest Korea Co., Ltd.

Advantest (Suzhou) Co., Ltd.

Verigy (Shanghai) Co., Ltd.

Advantest Engineering (M) Sdn. Bhd.

Attachment B

Acceptance Form:	delivered on June 26, 2012

Attachment C

Exercise Notice:	to be delivered separately

Local Law Appendix
for Germany

1.	Definitions

Definitions as set out in 1.1 of the Rules are applicable to this Appendix.

2.	Eligible Employees

The Company’s discretion with respect to 2.1 will be exercised in a way complying with German law, in particular with the labour law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatz) and with the prohibition of discrimination (Diskriminierungsverbot).

3.	Ex-gratia benefit

The grant of the Stock Option is an ex-gratia benefit (freiwillige Leistung). It is granted without any obligation and even repeated granting will not create a legal claim.

4.	Vesting

The Stock Options shall vest in Eligible Employees at the time of exercise of such Stock Options.

5.	Deemed Exercise

If Stock Options held by a Stock Option Holder become automatically transferable pursuant to Rule 5.1.2, those Stock Options shall be deemed to be exercised immediately prior to the time the respective Stock Option Holder becomes a person who does not hold any position as a director, corporate auditor, officer, employee or any other similar position of the Company or its subsidiaries.  If the Company deems that the proceeds of the sale of the resulting Shares will not be enough to cover (i) the Total Exercise Price plus (ii) all costs, expenses and taxes referred to in Rule 6.2.3, then the Stock Options are deemed to be waived by the Stock Option Holder.  This clause 5 applies to Rules 5.1.5 and 5.1.6 mutatis mutandis.

6.	Adjustment of the Subscription Price

The Company’s discretion with respect to the Adjustment of the Subscription Price will be exercised taking into fair consideration the circumstances where such adjustment is deemed appropriate.

7.	Taxes/Withholding

The following summary of certain German income tax considerations for German Employees is based on the tax law effective at the date of this Appendix which may be changed, even with retroactive effect.  The summary does not describe all tax considerations that may be relevant to a Eligible Employee’s decision to accept or exercise any of the rights under the Plan.  It is not a substitute for tax advice.

Irrespective of part of the regular monetary compensation being set-off against the payment to be made as consideration for the stock options pursuant to Rule 2.4, such part of the regular monetary compensation will be subject to regular income tax plus solidarity surcharge and church tax, if applicable, (including wage tax withholding) as well as social security contributions as if such part were paid out regularly.

There are income tax charges on the exercise of an option at a rate of between 14 % and 45% (as of June 2012) depending on the taxable income of the Stock Option Holder to be increased by a 5.5% “solidarity” surcharge on the income tax due (plus church tax, if applicable).  The tax charge is determined by the difference between the market value of the shares at the date the shares are booked into (Einbuchung) the account of the employee (for wage tax purposes the tax authorities currently allow to use the date the shares are booked out (Ausbuchung) of the account of the Company or of any transfer agent of the Company instead) and the option exercise price (plus the payment made as consideration for the stock options).  The market value is defined on the basis of the quoted prices on the respective stock exchange.  Advantest Europe GmbH (the “Employing Company”) is entitled to deduct the taxes from the gross salary of the Stock Option Holder.  Additionally, the usual social security contributions (to the extent the wage base for social security contributions are not exceeded) have to be paid on the difference between the exercise price (plus the payment made as consideration for the stock options) and the market value at the date the shares are booked into (Einbuchung) the account of the employee (as regards the wage tax simplification rule granted by the tax authorities see above).  If the regular salary of the Stock Option Holder is not sufficient for the Employing Company to deduct wage tax and pay such tax to the competent tax office, the Employing Company will request the Stock Option Holder to pay the tax to the Employing Company enabling the Employing Company to withhold wage tax.  The Employing Company will inform the tax office of such request if the Stock Option Holder does not meet his/her obligations.

If a Stock Option Holder selling the shares owns 1 % or more of the stated capital of the Company (or has owned 1 % or more at any time in the last five years) or holds the shares as business assets, he or she will be subject to income tax (plus solidarity surcharge and, if applicable, church tax) on 60 % of the difference between the sales prices and the market value relevant for determining the income upon exercise.  If the Stock Option Holder selling the shares does not own 1 % or more of the stated capital of the Company (and has not owned 1 % or more at any time in the last five years) and does not hold the shares as business assets (i.e. holds them as private assets), any capital gains derived from the sale of shares will be subject to income tax at a uniform 25 per cent tax rate (plus solidarity surcharge and, if applicable, church tax).

For dividends, the following principles will apply:

If the shares are held as business assets 60 % of the gross dividends received by Stock Option Holders will, in principle, be subject to income tax at the progressive tax rate plus solidarity surcharge (and church tax, if applicable).
Dividend income received on shares held as private assets will be subject to a uniform 25 per cent tax (plus solidarity surcharge and, if applicable, church tax).

For the collection of the uniform 25 per cent tax, a definite withholding tax regime (Abgeltungsteuer) is applicable. Generally, if the shares are held through a domestic bank or a domestic branch of a foreign bank (a “Bank”) the Bank will levy the tax on the dividend or the capital gain by way of withholding. However, in case of capital gains additional rules may become relevant: Since the purchase price of the shares may not be verified for withholding purposes, the Bank might be obliged to levy the 25% tax (plus solidarity surcharge and, if applicable, church tax) on 30% of the sales price of the shares from which parts may possibly be recovered later by the shareholder by way of filing an income tax return.  There will also be a joint lump-sum deduction for capital income on private assets (i.e., interest and dividend income as well as capital gains) of €801 (€1,602 for married couples filing tax returns jointly) per annum, whereby higher expenses directly attributable to a capital investment will not be deductible as expenses.

Please note that a taxpayer is able to apply for a tax assessment if his/her  personal tax rate is lower than the 25 per cent flat-rate (Günstigerprüfung) or if the taxpayer can claim a tax credit for tax imposed by foreign Tax Authorities that has not been recognized yet by way of withholding.

8.           Insider Dealings

Please note that Germany has adopted the EC-Directive on Insider Dealings.  Insiders are, among others, persons who by virtue of their position as members of managing or supervisory boards of the issuing company or its subsidiaries or by their profession or work, have knowledge of not publicly known facts which may influence the market value of the securities issued. Insiders are subject to certain restrictions in selling or purchasing such securities or otherwise making use of their insider knowledge.  Anyone in breach of those provisions will be liable to imprisonment or fine.

9.           Payment

To carry out the payment to be made as consideration for the stock options, the Company (Advantest Corporation, Shin-Marunouchi Center Building, 1-6-2 Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan) will assume the debt of the Employing Company for monetary compensation  in an amount equal to the value of the stock options (Schuldbeitritt). The claims of the Company and of the Eligible Employee will be set off and both claims will expire. Acknowledging this, the Eligible Employee waives his right to reject the assumption of debt.

Local Law Appendix
 for Italy

TAXATION

Any term not defined in the present appendix shall have the same meaning as ascribed to it under the Rules.

For the purpose of this appendix, the Stock Option Holder is assumed to be an individual resident in Italy for Italian tax purposes.

Grant of a Stock Option.  The grant of a Stock Option itself is not subject to tax in the hands of the Stock Option Holder, as the Rules do not provide for the possibility to transfer it to any third parties.

Exercise of a Stock Option.  Should the Exercise Price be lower than the fair market value (as defined below) of the Share on the date of the exercise of the Stock Option (as defined below), the difference between:

•	the fair market value of the Share on the date of exercise of the Stock Option, and
•	the Exercise Price paid by the Stock Option Holder

is taxable in the hands of the Stock Option Holder as employment income.

At certain condition, this income is exempt from social security contributions.

Employment income is subject to tax at progressive rates roughly ranging between 23% and 43%, depending on the total taxable income of the Stock Option Holder. Under certain circumstances, taxes due by the Stock Option Holder are to be withheld by the Employing Company and remitted to the competent tax offices.

Pursuant to Law Decree No. 138 of 13 August 2011 (Decree 138), for the fiscal years 2012 and 2013, a 3% surtax (contributo di solidarietà) is due on the taxable income exceeding Euro 300,000.

The fiscal fair market value of shares listed on a regulated market is equal to the average of the stock market prices of same shares computed with reference to the date of exercise of the Stock Options.

Sale of Shares.  The sale of Shares amounting to a “non qualified shareholding” is subject to a 20% substitute tax in the hands of the transferor on the difference between the sale price and the Exercise Price.

The sale of Shares amounting to a “qualified shareholding” is subject to personal progressive taxation in the hands of the transferor at rates roughly ranging between 23% and 43% on an amount equal to 49.72% of the difference between the sale price and the Exercise Price. Pursuant to Decree 138, for the fiscal years 2012 and 2013, a 3% surtax (contributo di solidarietà) is due on the taxable income exceeding Euro 300,000.

Shares are deemed to amount to a “non qualified shareholding” in case they entitle the relevant holder to:

•	up to 2% of the voting rights at the ordinary shareholders’ meeting of the company or to 5% of the share capital of the company, as far as shares listed on a regulated market, or
•	up to 20% of the voting rights at the ordinary shareholders’ meeting of the company or to 25% of the share capital of the company, as far as shares not listed on a regulated market.

If the above percentages are exceeded, the shares are deemed to amount to a “qualified shareholding”.

The amount subject to substitute tax or personal progressive taxation is equal to the difference between the Shares selling price and the Exercise Price paid by the Stock Options Holder.

Dividends.  Dividends received on “non qualified shareholdings” (as defined above) are subject to a final 20% tax, which is either withheld by the Italian financial intermediary - if any - entrusted with the actual payment of such dividends, or directly paid by the recipient, as the case may be.

Dividends received on “qualified shareholdings” (as defined above) are subject to progressive taxation in the hands of the recipient on an amount equal to 49.72% at rates roughly ranging between 23% and 43%. Pursuant to Decree 138, for the fiscal years 2012 and 2013, a 3% surtax (contributo di solidarietà) is due on the taxable income exceeding Euro 300,000.

In case of dividends paid under a “qualifying shareholding”, should an Italian financial intermediary be entrusted with the payment of such dividends, the same intermediary shall levy an advanced 20% withholding, which can be deducted against the final tax burden to be paid by the recipient.  Similarly, any tax possibly paid or withheld abroad on the dividends received can be deducted against the final tax burden within the limits provided for by the relevant Italian tax law.

Stamp duty. Pursuant to Article 19(1) of Decree No. 201 of 6 December 2011 (Decree 201), a proportional stamp duty applies on an annual basis to any periodic reporting communications which may be sent by a financial intermediary to a shareholder in respect of any Shares which may be deposited with such financial intermediary. The stamp duty applies at a rate of 0.1% for the year 2012 and at 0.15% for subsequent years; this stamp duty is determined on the basis of the market value or – if no market value figure is available – the nominal value of the Shares held. The stamp duty can be no lower than €34.20 and, for the year 2012 only, it cannot exceed €1,200.

Under a preliminary interpretation of the law, it may be understood that the stamp duty applies both to Italian resident and non-Italian resident shareholders, to the extent that Shares are held with an Italian-based financial intermediary.

Wealth Tax on securities deposited abroad. Pursuant to Article 19(18) of Decree 201, Italian resident individuals holding the Shares outside the Italian territory are required to pay an additional tax at a rate of 0.1% for 2012, and at 0.15% for subsequent years.

This tax is calculated on the market value of the Shares at the end of the relevant year or – if no market value figure is available – the nominal value of such financial assets held outside the Italian territory. Taxpayers are entitled to an Italian tax credit equivalent to the amount of wealth taxes paid in the State where the financial assets are held (up to an amount equal to the Italian wealth tax due).

Tax Monitoring. If the Stock Options and the Shares are held for an amount higher than EUR 10,000 without the intervention of an Italian authorised financial intermediary and/or all financial income relating to the Stock Options and the Shares are not collected through the same intermediary, the employee should report the foreign investment in the annual tax return (Modello Unico) filling the section regarding the tax monitoring of foreign investments (Quadro RW – Monitoraggio fiscale).

Moreover, if the employee transfers money, Stock Options and/or Shares to and from foreign countries for an amount higher than EUR 10,000 out of authorised banking and financial company channel, he/she should report such transfer into his/her annual tax return (Quadro RW).

Local Law Appendix
for Korea

This Appendix has been prepared to provide you with a summary of information regarding your stock options granted by the Company under the Incentive Stock Option Plan 2012 (the “Plan”) specific to Korea.

This supplement is based on the tax laws and other laws concerning stock options in effect in Korea as of June 2012.  These laws are often complex and change frequently.  As a result, the information contained in this summary may be out-of-date at the time you exercise your option or sell shares you acquire under the Plan.

In addition, this supplement is general in nature.  It may not apply to your particular tax or financial situation, and the Company is not in a position to assure you of any particular tax result.  Accordingly, you are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

If you are a citizen or resident of a country other than Korea, the information contained in this supplement may not be applicable to you.

TAX INFORMATION

Grant

You will not be subject to tax when a stock option is granted to you under the Plan. Taxation on your compensation as director, officers and employees in addition to ordinary salary will be taxed as usual.

Date of Vesting

You will not be subject to tax when your stock options vest.

Exercise

You will be subject to income tax when you exercise your stock option.  You will be taxed on the difference between the fair market value of the shares at exercise and the option price (i.e., the spread).  This difference is treated as salary and taxed at your marginal rate.  If the Advantest Korea Co., Ltd. for which you are employed bears the cost of the spread, your employer will withhold from the spread at exercise the appropriate income tax and any social insurance contributions associated with the realized income and pay it to the Korean tax authorities and social insurance funds.

Sale of Shares

When you subsequently sell the shares that you acquire under the Plan, you will be subject to capital gains tax on any gain that you realize above the fair market value at the time the option is exercised.  The capital gains tax on stock is currently 22%, including residence surtax. There is an annual personal exemption from tax for the first 2,500,000 won of capital gains that you make in any tax year.  However, if your capital gains exceed this limit, then you will be required to declare the gains and tax will be due on the excess amount.  No securities transaction tax will apply to either Company’s sale to you or your subsequent disposition of shares acquired pursuant to the Plan.

Dividends

Income from receipt of dividends not exceeding KRW 40 million are subject to income tax at the rate of 15.4% Dividends in excess of KRW 40 million are subject to tax at ordinary income tax rates, which range from 6.6% to 41.8%.  Your employer is not required to withhold or report such income.  It is your responsibility to report this income on your annual tax return and to pay all taxes owed.

Labor Law Acknowledgment

By accepting this stock option, you acknowledge that the Plan is discretionary in nature and may be unilaterally suspended or terminated by the Company at any time.

RELATED CONSENTS

Personal Information

Through accepting the invitation extended to you to receive Stock Options offered under the Plan, you effectively consent and agree that your employer and the Company may use personal information regarding your identity, place of employment, and other pertinent information needed to effectuate your participation in the Plan with other parties within the Advantest Group or third parties to the extent necessary or helpful to implement the Plan. Your eligibility for benefits hereunder shall be subject to your submission of consent, in accordance with the Personal Information Protection Act, to the collection, use and transfer of relevant personal information.

Treatment and Management of Purchased Stock

Through accepting the invitation extended to you to receive Stock Options offered under the Plan, you effectively consent and agree that upon subscribing to Shares under the Plan, the Company is authorized to take action regarding the stocks and proceeds derived therefrom and participate in the management of the stocks and proceeds derived therefrom as outlined in the Rules of the Advantest Corporation Incentive Stock Option Plan 2012, as described in Section 6.2, 6.4, 6.5, and all other Sections describing such actions and/or participation.

Local Law Appendix
for Malaysia

INTERPRETATION

Terms which have been defined in the Rules of the Plan shall, unless otherwise defined in this Local Law Appendix for Malaysia, have the same meaning and interpretation ascribed to it in the Rules of the Plan.

The terms and conditions set out in this Local Law Appendix for Malaysia shall be applicable to Eligible Employees who are residents in Malaysia and is supplemental to the terms and conditions set out in the Rules of the Plan.  In the event of any inconsistency or conflict between (1) this Local Law Appendix for Malaysia, (2) the Rules of the Plan and/or (3) the written acceptance for Stock Options in the form of Attachment B of the Rules, this Local Law Appendix for Malaysia shall prevail.

AMENDMENTS/ADDITIONS TO THE RULES

Rule 1- Definitions

The definition of “Eligible Employee” in the Rules of the Plan to be amended to read as follows:

“Eligible Employee” means (i) any such director, officer or employee of the Company and its subsidiaries who is a foreigner and (ii) any such director, officer or employee of an Employing Company as designated by the Company;

Rule 2.3 – Acceptance of Stock Option

Rule 2.3 shall be deleted in its entirety and replaced with the following new Rule:-

“2.3	Acceptance of Stock Option

2.3.1
Eligibility under the Plan does not confer on an Eligible Employee a claim or right to participate in or any rights whatsoever under the Plan and an Eligible Employee does not acquire or have any rights over or in connection with the Stock Options or the Shares comprised herein unless a grant of Stock Options has been made by the Company to the Eligible Employee pursuant to Rule 2.1 and the Eligible Employee has accepted the grant of Stock Options in accordance with the terms of such grant and the Plan.

2.3.2
To be entitled to the grant of Stock Options, any Eligible Employee must execute a written acceptance of such Stock Options in the form of Attachment B hereto and deliver such acceptance form to the Company by July 12, 2012 (the “Expiry Date”).  The acceptance form includes the explanation of the terms of Stock Options in compliance with the Japanese Commercial Code.  In the event of any inconsistency between these Rules and the acceptance form, the provisions of these Rules shall prevail.

2.3.3	If any grant of Stock Option is not accepted in the manner prescribed above, such grant shall on the Expiry Date, automatically lapse and be null and void and of no further legal effect.”

Rule 2.7 – Grant to Employing Company

Rule 2.7 shall be deleted in its entirety.

Rule 6.5 - Withholding

Rule 6.5 to be amended to read as follows:

“The Company and the Broker shall be entitled to deduct and withhold, and the Stock Option Holder shall be obligated to pay, the amount of any tax (including scheduler tax deduction) attributable to or payable by and any social security or similar payments attributable to or payable by the Stock Option Holder in connection with the exercise or receipt of his/her Stock Option or the sale of the Shares.  The Company and the Broker may establish appropriate procedures to provide for any such payments and to ensure that the relevant Employing Company receives prompt advice concerning the occurrence of any event which may create, or effect the timing or amount of any obligation to pay, deduct or withhold any such taxes (including schedular tax deduction) or which may make available to the relevant Employing Company any tax deduction with respect to the payment.”

Rule 7.7 – No Entitlements

The following new Rule 7.7.3 shall be inserted immediately after the existing Rule 7.7.2:-

“7.7.3
This Plan does not form part nor shall it in any way be construed as giving rise to any term of employment of any Eligible Employee, whether express or implied, in respect of the grant of Stock Options under the Plan.”

EXCHANGE CONTROL

These exchange control regulations are based upon the ECM Notices issued by Bank Negara Malaysia which are in effect in Malaysia as at June 2012.  A person “resident” in Malaysia is required to comply with the Malaysian exchange control requirements, as it may be varied or revoked by Bank Negara Malaysia from time to time.  You should therefore seek the advice of your local counsel to ensure that you are in compliance with such requirements at all times.  Non-compliance with any of the ECM Notices constitutes an offence under paragraph 7 of the Fifth Schedule to the Exchange Control Act, 1953.

For Malaysian exchange control purposes, a “resident” means inter alia:-
(1)	a citizen of Malaysia, excluding a person who has obtained permanent resident status in a territory outside Malaysia and is residing outside Malaysia; or
(2)	a non-citizen of Malaysia who has obtained permanent resident status in Malaysia and is residing permanently in Malaysia.

Currency of Payment

All payments by residents, pursuant to the exercise of the Stock Options in accordance with Rule 6.1.2 and/or Rule 6.2.2, must be made in a foreign currency other than the currencies of Israel.

TAXATION

The taxation treatment for Stock Options in Malaysia as contained herein is based upon current taxation law and practice in Malaysia as at June 2012. However, these laws and practice may be subject to change. Additionally, the private circumstances of each individual employee would be different in regard to tax rates, personal and other reliefs etc. Accordingly, you should seek the advice of your local tax expert to ensure that you are in compliance with taxation laws and the Inland Revenue Board’s (“IRB’s”) practices in Malaysia.

Payment of Taxes in relation to Stock Option

Under Section 13 of the Income Tax Act, 1967 (“ITA”), as confirmed by the IRB’s Public Ruling No. 4 of 2004 (issued on 9th December 2004), employment income includes any benefits arising from the grant of a Stock Option and the employee is liable to pay tax on such benefits (if any).

The employer must withhold and pay over to the IRB such taxes under the Income Tax (Deduction from Remuneration) Rules 1994 (as amended) as are attributable to the value of the Stock Options upon the exercise by the employee of the Stock Options in Malaysia.

Please note that tax will be payable on the exercise of the Stock Option in this case. In this connection, the time of taxation is no different from the position prior to the passage of the Finance Act 2005 which introduced certain amendments to the ITA in this area of tax law and have effect for the year of assessment 2006 and subsequent years of assessment (“FA amendments”), i.e. the employee would be taxed at the date of exercise of the Stock Option.

Calculation of Taxable Income from the Exercise of Stock Options

As to the value of the benefit to be attributed to the Stock Option, prior to the FA amendments, the Abbott v Philbin method of valuation would be applicable, which is the market value of the Shares on the date of grant of the Stock Option, less the cost of the Shares, i.e. the Exercise Price. The IRB’s position prior to the FA amendments was the Abbott v Philbin method of valuation.

Following the passage of the Finance Act 2005 which introduced certain amendments to the ITA with effect from the year of assessment 2006, the IRB takes the position that the taxable income from the exercise of a Stock Option should be calculated as the difference between the market value of the Share on the date the Stock Option is exercised or exercisable (whichever is lower), and the Exercise Price, being the price to be paid by the employee, if the Stock Option is (i) granted in or after year 2006; or (ii) granted before year 2006 but exercised in or after year 2006.

Market value is determined for the purposes of the foregoing by reference to, (i) in the case of a company listed on any stock exchange, the average price of the Shares which is ascertained by averaging the highest and the lowest price of the Shares for the day, or (ii) in any other case, the net asset value of the Shares for the day.

However, due to certain ambiguities in the language, there could be a residual argument based upon the express provisions of the Finance Act 2005 that the Abbott v Philbin method of valuation may still apply, i.e. taxable income from the exercise of a Stock Option could be calculated as the difference between the market value of the Share on the date of grant of the Stock Option and the Exercise Price, being the price to be paid by the employee. This is the position prior to the passage of the Finance Act 2005 which could potentially be applied to Stock Options granted before the year of assessment 2006 and perhaps subsequent years of assessment. However, as the IRB will resist this interpretation, the employee may only wish to pursue it if the amounts are substantial.

The individual employee has the right to object and appeal if he/she does not agree with the IRB’s position. Further, it is the employee, and not the company, who would have the right to appeal against the IRB’s position. As such, such employee would be able to pursue their right of appeal should they be aggrieved by the IRB’s position and wish to pursue an appeal notwithstanding the potential difficulties in arguing a contrary position. It is of course a matter entirely for the employee’s decision as to whether or not to take up such an appeal. In this regard, the employee should consider the quantum of the tax in dispute.

Dividends

Dividends received in respect of the Shares, being foreign-sourced income, would be exempt from income tax in Malaysia.

Sale of Shares

There is no general capital gains tax in Malaysia apart from real property gains tax. The gains realised on the disposal of the Shares would be treated as capital in nature and as such would not be subject to income tax.

Local Law Appendix
for Peoples Republic of China

The Rules of The Advantest Corporation Incentive Stock Option Plan 2012 shall be supplemented with the following provisions to govern Stock Options granted to Eligible Employees who are employed at an Employing Company established in the People’s Republic of China (the “PRC”):

1.	Rule 2.1 shall read in its entirety as follows:

Grant of Stock Options

The Company may at its absolute discretion grant to any Eligible Employee such number of Stock Options as determined by the Company.  Each Eligible Employee will be informed in writing by the Company of such grant. Benefits granted to Eligible Employees under the Plan are intended to be an additional performance incentive for employee performance beyond normal day-to-day responsibilities, and thus are not part of the regular salary offered in exchange for services.

2.	Rule 2.5.1 shall read in its entirety as follows:

Disposal Restrictions

Neither a Stock Option nor any rights or interests in respect of it may be transferred, assigned, pledged or otherwise disposed of by a Stock Option Holder to any other person or entity. If a Stock Option Holder purports to transfer, assign, pledge, or dispose of any such Stock Option or rights or interests, whether voluntarily or involuntary, then the Stock Option may not be exercised and will be automatically transferred by the Company pursuant to Rule 5. The Stock Option Holder may not ask the Company to redeem the Stock Options for any consideration if he or she decides not to exercise the Stock Option.

3.	Rule 2.5.2 shall be deleted.

4.	Rule 6.1.2 shall read in its entirety as follows:

A Stock Option Holder shall pay, through converting and remitting funds through the exchange control bureau approved dedicated account of the Employing Company, the total amount of the Exercise Price relating to the number of Stock Options that he or she exercised (the “Total Exercise Price”) and the related expenses and taxes (if any), by transfer to the account designated by the Company.  The commission for such transfer shall be incurred by the Stock Option Holder.  After the Company confirms its receipt of the Total Exercise Price and the related expenses and taxes (if any), the Shares shall be delivered by crediting the number of Shares, through the Japan Securities Depository Center, Inc. (the “JASDEC”), to the Stock Option Holder’s account opened pursuant to Rule 6.6.2.

5.	Rule 6.2.1 shall read in its entirety as follows:

A Stock Option Holder shall request, through the Company, that the Broker sell all the Shares resulting from his/her exercise of Stock Options.  Such request shall be made in the same notice as referred to in Rule 6.1.1.

6.	Rule 6.2.2 shall read in its entirety as follows:

After the receipt of a notice and funds as referred to in Rule 6.2.1, the Company shall deliver the corresponding number of Shares to the Stock Option Holder in the manner specified in Rule 6.1.2.  The Shares shall be sold without delay after the Broker confirms receipt of the Shares by the Stock Option Holder.  Subject to Rule 6.5, the Broker shall transfer, to the Stock Option Holder, through the exchange control bureau approved dedicated account of the Employing Company. the proceeds of the sale of the Shares less (i) the commission for the sale, (ii) the related expenses and taxes (if any) and (iii) the commission for such transfer, within 30 days of the sale.

7.	Rule 6.2.3 should be amended to read in its entirety as follows:

If the Company deems that the proceeds of a sale of the Shares will not be enough to cover (i) the Total Exercise Price plus (ii) all costs, expenses and taxes referred to in Rule 6.2.2, the Company may either (a) sell the Shares in accordance with Rule 6.2.2 or (b) reject the request of the Stock Option Holder to sell the Shares and deem that he or she has withdrawn the exercise of his/her Stock Options, provided that if the request to sell the Shares has been made to the Broker in accordance with Rule 6.2.1, the Company may so deem only when such withdrawal can be made under the rules of  the Japan Securities Depository Center and the internal rules of the Broker.  If the Stock Options are deemed to have not been exercised, the Stock Option Holder may exercise the relevant Stock Options in accordance with these Rules after he or she receives a notice from the Company to the effect that his/her Stock Options have been so deemed. The Company shall not be liable to the Stock Option Holder for any result of any decision made under this Rule 6.2.3.

8.	A new Rule 6.5 shall read in its entirety as follows:

Withholding

The Company, the Employing Company, and the Broker shall be entitled to withhold, and the Stock Option Holder shall be obligated to pay, the amount of any tax attributable to or payable by and any social security or similar payments attributable to or payable by the Stock Option Holder in connection with the exercise or receipt of his/her Stock Option or the sale of the Shares.  The Company and the Broker may establish appropriate procedures to provide for any such payments and to ensure that the relevant company receives prompt advice concerning the occurrence of any event which may create, or effect the timing or amount of any obligation to pay or withhold any such taxes or which may make available to the relevant company any tax deduction with respect to the payment.

9.	Rule 6.6.3 shall be deleted.

10.	A new Rule 7.8 shall read in its entirety as follows:

At no time shall the Plan be considered an offer to purchase or sell securities in the PRC.

11.	A new Rule 11 shall read in its entirety as follows:

In order to comply with any applicable requirements announced by an authority of the PRC government, the Company shall have the right to terminate the Plan or to modify the Plan to the extent necessary to comply with such requirements. Such termination or the extent of any such modification shall be at the sole discretion of the Company. The Company shall bear no liability to the Stock Option Holder in the event the Plan is terminated or modified in accordance with this Rule 11.  If required, the Employing Company shall also undertake Plan registrations with the PRC tax authorities and exchange control bureau.

Local Law Appendix
for Singapore

This Appendix is only applicable to employees of Advantest’s Singapore entity who are ordinarily tax residents in Singapore.  For avoidance of doubt, please contact your tax advisor to determine whether you are ordinarily a tax resident of Singapore.

INTERPRETATION

The terms and conditions set out in this Local Law Appendix for Singapore shall be applicable to Eligible Employees who are residents in Singapore and is supplemental to the terms and conditions set out in the Rules of the Plan. In the event of any inconsistency or conflict between (1) this Local Law Appendix for Singapore, (2) the Rules of the Plan and/or (3) the written acceptance for Stock Options in the form of Attachment B of the Plan, this Local Law Appendix for Singapore shall prevail.

AMENDMENTS / ADDITIONS TO THE RULES

Clause 1.1 - Definitions

The definition of “Eligible Employees” in the Rules of the Plan to be deleted in its entirety and replaced with the following:

“Eligible Employee” means any such director, officer or employee of an Employing Company as designated by the Company.

Clause 2.7 - Grant to Employing Company

Clause 2.7 shall be deleted in its entirety.

Clause 5.1 - Events of automatic transfer

Clause 5.1.2 shall be deleted in its entirety and replaced with the following:

a Stock Option Holder becomes a person who does not hold any position as a director, officer, employee or any other similar position of the Advantest Group; except where the Company deems that it is appropriate to allow him/her to exercise his/her Stock Options and notifies him/her that his/her Stock Options continue to be exercisable.

Clause 5.1.5 shall be deleted in its entirety and replaced with the following:

a Stock Option Holder becomes for any reason a director, officer, employee or any other similar position of a company which is a competitor with the Company and the Company notifies the Stock Option Holder that his/her Stock Options are non-exercisable.

Local Law Appendix
for Republic of China (Taiwan)

Taxation

The following discussion is intended to summarize briefly certain tax consequences associated with the grant and exercise of options under the Plan, as well as the sale of shares obtained under the Plan.  It is not intended to serve as specific tax advice concerning your participation.  This supplement reflects that tax laws in effect as of June 12, 2012.  Any changes in the tax laws after this date may affect the taxation of your options.  You should seek the advice of your personal tax advisor for specific tax consequences associated with your participation in the Plan.

Grant of Stock Options

A Stock Option Holder will not be subject to Taiwan taxation at the grant of the stock option under the Plan.

Date of Vesting

A Stock Option Holder will not be subject to Taiwan taxation on the vesting date of the stock option under the Plan.

Exercise of Stock Options

A Stock Option Holder is required to report taxable income on the exercise of stock options.  The taxable amount the spread (i.e. the difference between the fair market value at exercise and the exercise price) proportioned to the Stock Option Holder’s fraction of days present in Taiwan during the vesting period.  A Stock Option Holder who is a Taiwan tax resident generally is considered to have been in Taiwan during the entire vesting period for purposes of proportioning the taxable spread.  A Stock Option Holder is advised to consult a tax advisor about the rules applicable to his/her taxable spread.

The taxable spread should be categorized as “other income” on the Stock Option Holder’s annual individual income tax return.

Advantest Taiwan Inc. will issue a non-withholding statement and report the name, address, ID number and taxable income of the Stock Option Holder to the tax authorities by the end of January of the following year.

Sale of the Shares

Under the worldwide income provision (“Worldwide Income Provision”) of Article 12 of the Alternative Minimum Tax Act (the “AMT Act”), the gains realized from the sale of the shares will be subject to Taiwan taxation under the Plan.

Pursuant to Article 12 of the AMT Act, an individual taxpayer’s taxable income for alternative minimum income tax purposes (“AMT”) is computed by adding back the offshore income if it is in excess of NTD 1 million and other add back items to those items provided in the Income Tax Law.  Consequently, the sale of the shares may, depending on the individual situation of the taxpayer, subject the taxpayer to have to pay alternative minimum income tax as a result of selling the shares.  The AMT rate for individuals is 20%.

Local Law Appendix
for USA

Purpose

This Appendix sets forth certain terms and conditions applicable to residents of the United States who are awarded Stock Options (each, a “U.S. Stock Option Holder”) under the Plan and supplements the terms and conditions set forth in the Rules of the Plan.  IN THE EVENT OF ANY CONFLICT AMONG THE TERMS OF THIS APPENDIX, THE RULES OR A STOCK OPTION ACCEPTANCE FORM, THE TERMS OF THIS APPENDIX SHALL GOVERN.  Capitalized terms used in this Appendix without definition have the meaning assigned to such terms in the Rules.

Administration of Stock Options Granted to U.S. Stock Option Holders

The Company, or its authorized U.S. representative, shall (i) administer the terms of this Appendix, (ii) establish from time to time such rules and procedures as it may deem appropriate for the proper administration of this Appendix and (iii) make such determinations under and such interpretations of and take such steps in connection with this Appendix or the Stock Options granted to U.S. Stock Option Holders as it may deem necessary or advisable.

Right to American Depository Shares (“ADSs”)

The Company may arrange, in its sole discretion, for U.S. Stock Option Holders to receive ADSs rather than Shares upon the exercise of their Stock Options, in which case, all references to “Shares” in the Rules, this Appendix, a Stock Option Acceptance Form or any other document related to the Plan shall be deemed to be a reference to one (1) ADS per Share, as the context may require.  100 ADSs will be deemed to constitute a “Unit.”  ADSs will be evidenced by American Depository Receipts of the Company, which are currently traded on the New York Stock Exchange.

In the event that the Company elects to issue ADSs upon the exercise of Stock Options by U.S. Stock Option Holders, 100 ADSs will be issued upon the exercise of each Stock Option.  The number of ADSs so issued will be adjusted accordingly when the number of Shares to be issued upon the exercise of each Stock Option is adjusted pursuant to the Rules.

Nonqualified Stock Options

Notwithstanding anything to the contrary in the Rules or this Appendix, the Stock Options that are awarded to Eligible Employees resident in the United States under the Plan are not intended to qualify as incentive stock options within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”) and shall be deemed nonqualified stock options.

Vesting and Exercise

By way of clarification, if a U.S. Stock Option Holder ceases to be a director, auditor, officer or employee of any Employing Company under circumstances as a result of which such U.S. Stock Option Holder’s Stock Options “shall become non-exercisable” in accordance with Rule 5.1, as applicable, it is understood that:

(1)
If such cessation occurs prior to the start of the Exercise Period (April 1, 2012), such U.S. Stock Option Holder’s Stock Options shall never become exercisable, but shall be cancelled without any payment being made to the U.S. Stock Option Holder in respect thereof; and

(2)
If such cessation occurs on or after the start of the Exercise Period, such U.S. Stock Option Holder’s Stock Options shall no longer be exercisable as of the date of such cessation, and shall be cancelled without any payment being made to the U.S. Stock Option Holder in respect thereof.

In no event will a U.S. Stock Option Holder be permitted to exercise Stock Options either before the start of the Exercise Period or after the end of the Exercise Period.

“Employing Company” means, individually or collectively, Advantest America Corporation (Holding Co.), Advantest America, Inc. and Advantest America R&D Center, Inc.

Rights of Stock Option Holders

The Company shall have the right, in its sole discretion, to elect to have any rights granted to Stock Option Holders by operation of any non U.S. law, not apply to U.S. Stock Option Holders where such law is not required to apply to U.S. Stock Option Holders.  Notwithstanding any provision of the Plan or applicable laws, U.S. Stock Option Holders shall have no rights to receive dividends with respect to the Stock Options prior to exercise.

Cessation of Employment

This Appendix shall not be construed to limit the period of time, if any, following a U.S. Stock Option Holder’s termination of employment during which the U.S. Stock Option Holder may exercise his or her Stock Options pursuant to Rule 5 provided, however, that in no event may the Stock Option be exercised beyond the last date of the Exercise Period.

Not Part of Wages

Awards of Stock Options are not part of a U.S. Stock Option Holder’s base salary or wages and will not be taken into account in determining any other employment-related rights the U.S. Stock Option Holder may have, such as rights to pension or severance pay,   provided, however, that in no event may the Stock Option be exercised beyond the last date of the Exercise Period.

Securities Law Restrictions.

The Company may require each U.S. Stock Option Holder purchasing or acquiring Shares or ADSs pursuant to a Stock Option under the Plan to represent to and agree with the Advantest Group in writing that such U.S. Stock Option Holder is acquiring the Shares or ADSs for investment and not with a view to the distribution thereof.  All certificates for Shares or ADSs delivered under the Plan, upon exercise of a Stock Option, shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares or ADSs are then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  No Shares or ADSs shall be issued hereunder unless the Advantest Group shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

Bank and Broker

Notwithstanding anything to the contrary in the Rules, including, without limitation, Rules 1.1 or 6.6.3, or your Stock Option Acceptance Form:

(1)	“Broker” means JPMorgan Chase Bank or such other broker or agent appointed from time to time by the Company to execute transactions in connection with the Plan; and

(2)
A U.S. Stock Option Holder shall open and maintain an account in his or her name with JPMorgan Chase Bank for the purpose of the payment of the proceeds of a sale of Shares or ADSs.  Such account shall be opened through the Company.

Adjustment

Unless the Company determines otherwise, notwithstanding Rule 3.1 to the contrary, no adjustments shall be effective if the result of the adjustment is a reduction in the aggregate Exercise Price or the aggregate Subscription Price of a stock option grant.  Any adjustments shall be made in accordance with Section 409A of the Code.

Section 409A of the US Internal Revenue Code

As the Exercise Price is equal to the fair market value of a Share, the Stock Options are intended to be exempt from Section 409A of the Code (“Section 409A”).  Notwithstanding the foregoing or any provision of the Plan, if any provision of the Plan contravenes Section 409A or could cause the Stock Option Holder to incur any tax, interest or penalties under Section 409A, the Company may, in its sole discretion and without the Stock Option Holder’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Stock Option Holder of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A.  This provision does not create an obligation on the part of the Company to modify the Plan and does not guarantee that the Stock Options will not be subject to taxes, interest and penalties under Section 409A.

Local Law Appendix
for Israel

1.	GENERAL

1.1
This Appendix (the “Israeli Appendix”) shall apply only to persons who are deemed to be residents of the State of Israel for Israeli taxation purposes. The provisions specified hereunder shall form an integral part of the Plan, which applies, inter alia, to the issuance of Stock Options to Employees and Non-Employees (as such terms are defined below) who are Israeli residents.

1.2	The Israeli Appendix is effective with respect to Stock Options granted on or after the Date of Grant.

1.3
The Plan and this Israeli Appendix are complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of the Israeli Appendix and the Plan, the provisions set out in the Israeli Appendix shall prevail with respect to Stock Options granted to Israeli Stock Option Holders.

1.4	Any capitalized terms not specifically defined in the Israeli Appendix shall be construed according to the interpretation given to them in the Plan.

1.5	In case that the ITA (as defined below) shall request an amendment to the Israeli Appendix, the Israeli Appendix shall be amended accordingly.

2.	DEFINITIONS

2.1	“Israeli Appendix” as defined above.

2.2	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.3	“Employee” means a person who is employed by any Company within the Advantest Group, including an individual who is serving as a director or an office holder but excluding any Controlling Shareholder.

2.4	“Employing Company” means any company within the Advantest Group by which the Israeli Stock Option Holder is employed or to which his/her services are rendered directly.

2.5	“Israeli Stock Option Holder” means an Israeli resident Employee who holds a Stock Option.

2.6	“ITA” means the Israeli Tax Authorities.

2.7	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.8	“Ordinance” means the Israeli Income Tax Ordinance New Version, 1961 and any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time.

2.9	“Required Tax Payments” as defined in Section 8.1 below.

2.10
“Tax Liability” means any and all taxes, duties, levies and other liabilities and obligations, including but not limited to income tax, capital gains tax, national insurance and health care payments (as applicable from time to time) in Israel, Japan or in any other relevant jurisdiction

3.	GRANT OF STOCK OPTIONS; ELIGIBILITY

3.1	The persons eligible for participation in the Plan may include, inter alia, any Israeli resident Employee who is employed by and/or renders services to any company within the Advantest Group.

3.2
A Stock Option shall only be granted subject to the conditions imposed under the Plan, including the Israeli Stock Option Holder’s requirement to pay for the Stock Option a consideration which is equal to the fair market value of the Stock Option. For this purpose, the value of the Stock Option shall be computed at the Date of Grant pursuant to the Black-Scholes pricing model.

3.3
The persons eligible for participation in the Plan will be granted with a specific cash bonus (monetary compensation) paid by the Employing Company (the “Compensation”). The Compensation will be paid on the Date of Grant. The amount of the Compensation will be equal to the payment to be made as consideration for the Stock Options to be granted as detailed in section 3.2 above.

3.4
The payment of the Compensation will be made net without any withholding of tax liability. The Employing Company will gross-up all of the relevant tax liability resulting from the payment of the Compensation.

3.5	The Israeli Stock Option Holder shall send a copy of the notice of acceptance of a Stock Option referred to in Paragraph 2.3 of the Plan, to the Employing Company’s registered office.

4.	EXERCISE OF OPTIONS

4.1
Stock Options shall be exercised by the Israeli Stock Option Holder as provided in Paragraph 6 of the Plan and subject to all of the Plan’s provisions and the Company’s directions. The Israeli Stock Option Holder shall send a copy of the notice of exercise referred to in Paragraph 6.1.1 of the Plan, to the Employing Company’s registered office.

4.2
The notice of exercise shall be accompanied (in addition to the Exercise Price) also by payment in full by the Israeli Stock Option Holder of any such amount as the Employing Company may be required under all applicable laws, rules and regulations, to withhold and pay over as income or other taxes with respect to such Stock Option or the Shares covered thereby, or, alternatively, a certificate duly issued by the ITA approving an exemption from withholding tax. For the removal of doubt, the Employing Company, in its sole discretion, shall determine the market value of the income at the exercise of any option.

5.	INTEGRATION OF SECTION 102 AND TAX AUTHORITIES’ PERMIT

With regards to Stock Options, the provisions of the Plan and/or this Israeli Appendix may be subject to the provisions of Section 102 of the Ordinance, and any terms set forth in approvals issued by the ITA (if any) and such terms or provisions shall be deemed an integral part of the Plan and this Israeli Appendix.

6.	RESTRICTIONS ON VOTING RIGHTS

Without derogating from the provisions of the Plan, no person shall have any right as a shareholder of the Company with respect to any Share, which is subject to a Stock Option hereunder, unless and until such person becomes a shareholder of record with respect to such Share.

7.	DIVIDEND

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Stock Options) allocated or issued upon the exercise of Stock Options purchased by the Israeli Stock Option Holder and held by the Israeli Stock Option Holder, the Israeli Stock Option Holder shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s incorporation documents (and all amendments thereto), the Plan and subject to any applicable taxation on distribution of dividends and, if applicable, subject to the provisions of Section 102 of the Ordinance.

8.	TAX CONSEQUENCES

8.1
The Tax Liability arising (if any) from: (i) the exercise of any Stock Option into Shares; (ii) the sale of the Shares issued upon exercise of a Stock Option; or (iii) any other event or act of the Company, the Employing Company or the Israeli Stock Option Holder (as applicable) hereunder (the “Required Tax Payments”), shall be borne by the Israeli Stock Option Holder who shall be solely liable for all such Tax Liability.

8.2
The Israeli Stock Option Holder will have to independently report to the ITA upon all income arising from the exercise of the Stock Option and/or sale of the Shares issued upon exercise of the Stock Option and pay the tax directly to the ITA. The Employing Company may also have certain reporting liabilities to the ITA regarding the Stock Option and/or the Shares issued upon exercise of the Stock Option.

9.	GOVERNING LAW & JURISDICTION

The Israeli Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Israel shall have sole jurisdiction in any matters pertaining to this Israeli Appendix.

Local Law Appendix
for France

AMENDMENTS TO THE RULES
The following shall be added immediately following Rule 7.7.2:

“7.8  The Company hereby informs the Eligible Employees in France that:

(i)     in connection with the offering of the Plan in France, there will be no prospectus submitted to the Autorité des marchés financiers (the French market regulator) for its approval (visa);
(ii)    the employees must be investing for their own account and in compliance with the applicable provisions of the French Monetary and Financial Code; and
(iii)   the direct or indirect distribution of the Shares to the public in France may not be carried out except in compliance with the French rules on public offers.”

Local Law Appendix
for Canada

This Appendix is applicable to employees of Advantest or one of its subsidiaries who are, or are deemed to be resident in Canada for Canadian income tax purposes.  For avoidance of doubt, please contact your tax advisor to determine whether you are a tax resident of Canada.

INTERPRETATION

The terms and conditions set out in this Local Law Appendix for Canada shall be applicable to Eligible Employees who are residents in Canada and is supplemental to the terms and conditions set out in the Rules of the Plan. In the event of any inconsistency or conflict between (1) this Local Law Appendix for Canada, (2) the Rules of the Plan and/or (3) the written acceptance for Stock Options in the form of Attachment B of the Plan, this Local Law Appendix for Canada shall prevail.

AMENDMENTS TO THE RULES

1.	The definition of “Eligible Employee” in Rule 1.1 shall be deleted in its entirety and replaced with the following:

““Eligible Employee” means (i) any such director, officer or employee of the Company and its subsidiaries and (ii) any such director, officer or employee of an Employing Company as designated by the Company;”

2.	The following shall be added immediately following Rule 3.1.7:

“3.1.8           Unless the Company determines otherwise, notwithstanding anything in this Rule 3.1 to the contrary, no adjustments to the Exercise Price, Subscription Price or number of Shares issued on the exercise of the Stock Option shall be effective if the holder of such Stock Options would not be entitled to the deduction from taxable income under paragraph 110(1)(d) of the Income Tax Act (Canada) in respect of the exercise of such Stock Options as a result of such adjustments.”

3.	The following shall be deleted from the first sentence of Rule 5.1.2;

“Corporate auditor,”

4.	The following shall be added immediately prior to “.” in Rule 5.1.2:

“, provided that the date of termination of employment for purposes of this Rule 5.1.2 shall be the earlier of (i) the date the former holder receives notice of termination of their employment from the Company or its subsidiaries or (ii) the date the former holder is no longer actively employed by the Company or its subsidiaries, regardless of any notice period or period of pay in lieu of notice required under local law (including, but not limited to, statutory or common law)”.

5.	The following shall be added immediately prior to “.” in Rule 5.1.5:

“, provided that the date of termination of employment for purposes of this Rule 5.1.5 shall be the earlier of (i) the date that the former holder commenced employment with the competitor of the Company or its subsidiaries, (ii) the date the former holder receives notice of termination of their employment from the Company or its subsidiaries or (iii) the date the former holder is no longer actively employed by the Company or its subsidiaries, regardless of any notice period or period of pay in lieu of notice required under local law (including, but not limited to, statutory or common law), and any prior decision by the Company to permit the exercise of Stock Options pursuant to Rule 5.1.2 following termination shall immediately be revoked”.

6.	The following shall be added immediately following Rule 7.7.2:

“7.7.3           This Plan does not form part and should not be construed as giving rise to any term of employment, compensation or benefit in lieu thereof of any Eligible Employee and does not create a contractual or other right to receive future grants of Stock Options under the Plan.

7.7.4           The establishment of the Plan by the Company and participation in the Plan by an Eligible Employee are voluntary.”

7.	The following shall be added immediately following Rule 7.7.4:

“7.8           The parties acknowledge that it is their express wish that the present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.”

TRANSFER

In addition to the restrictions on resale and transfer noted in the Rules, securities purchased under the Plan may be subject to certain restrictions on resale imposed by Canadian securities laws. Stock Option Holders are encouraged to seek legal advice prior to any resale of such securities. In general, Stock Option Holders resident in Canada may not resell their securities to purchasers within Canada and should resell their shares only in accordance with Rule 6.2 or otherwise on an exchange or market outside of Canada.

TAXATION

The following is a general summary of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Canadian Act”) for a participant under the Plan who is, or is deemed to be, resident in Canada for purposes of the Canadian Act and any applicable tax treaty or convention (a “Canadian Participant”) with respect to: (1) the granting of Stock Options under the Plan to purchase Shares of the Company; (2) the exercise of the Stock Options under the Plan to purchase Shares; and (3) the holding and disposition of Shares acquired under the Plan.
This summary assumes that, for the purposes of the Canadian Act, and at all relevant times, the Canadian Participant deals at arm’s length with the Company and his or her employer, will hold the Shares as capital property and receives the Stock Options in the course of his or her employment.  This summary is of a general nature and Canadian Participants should consult with their own tax advisors for advice as to any specific transaction or set of circumstances.  This summary does not deal with the consequences that may arise if an employee becomes or ceases to be resident in Canada for purposes of the Canadian Act, or if an employee exercises his or her employment in Canada and one or more other countries.
This summary is based on the current provisions of the Canadian Act and the regulations thereunder, all specific proposals to amend the Canadian Act and regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the administrative policies of the Canada Revenue Agency made publicly available prior to the date hereof.  This summary does not take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.
For purposes of the Canadian Act, all amounts relevant in computing a holder’s liability for tax must be computed in Canadian dollars. Amounts denominated in Japanese Yen, including adjusted cost base, proceeds of disposition and dividends must be converted into Canadian dollars based on the prevailing exchange rate at the relevant time.
Grant of Options
A Canadian Participant is required to include in income, as a taxable employment benefit in that taxation year, the amount of any monetary compensation that is set-off against the amount payable to the Company in consideration for the Stock Options, plus any amount that is withheld in respect of taxes or Canada Pension Plan (“CPP”) or Employment Insurance (“EI”) premiums or contributions.
Subject to the foregoing, the grant of Stock Options pursuant to the Plan will not result in any other tax consequences to a Canadian Participant.
Exercise of the Options
Employment Benefit
Upon the exercise of the Stock Options, a Canadian Participant is required to include in income, as a taxable employment benefit in that taxation year, the amount by which the fair market value of the Shares issued to the Canadian Participant on the date of exercise exceeds the total of: (i) the amount paid by the Canadian Participant to acquire the Stock Options; and (ii) the amount paid by the Canadian Participant to acquire the Shares.

If certain conditions are met, a Canadian Participant may be entitled to deduct, in computing taxable income in the year that the Canadian Participant exercises the Stock Options, an amount equal to one-half of the amount of the taxable employment benefit included in the Canadian Participant’s income in respect of the exercise of the Stock Options (the “Deduction”).  The Deduction is generally available where the following conditions are met: (1) at the time of its issuance, the Share is a “prescribed share” for purposes of paragraph 110(1)(d) of the Canadian Act; (2) the amount payable by the Canadian Participant to acquire the Share is not less than the amount by which the fair market value of a Share at the time the Stock Options were granted exceeds the amount paid by the Canadian Participant to acquire the Stock Options; and (3) the Canadian Participant dealt at arm’s length with the Company and his or her employer at the time the Stock Options were granted.  Where the number of Shares deliverable to a Canadian Participant includes less than one Unit and such Shares are purchased by the Company pursuant to Section 6.3 of the Plan within two years of the date of issuance, such Shares will not qualify as “prescribed shares”.
Adjusted Cost Base of The Shares
The amount included in computing the Canadian Participant’s income upon the exercise of the Stock Options will be added to the adjusted cost base of the Shares acquired and generally will be averaged with the adjusted cost base of any other Shares held by the Canadian Participant as capital property for the purpose of determining the adjusted cost base of such Shares to the Canadian Participant thereafter.  Thus, in most circumstances, the Canadian Participant’s aggregate adjusted cost base in his or her Shares will generally equal the total amount paid by the Canadian Participant to acquire the Shares and the Stock Options pursuant to which the Shares were acquired plus the amount of the employment benefit included in the Canadian Participant’s income upon the exercise of such Stock Options.  However, if all of the following conditions are satisfied, the cost-averaging rule will not apply and the adjusted cost base of the Shares that are disposed of will be equal to the fair market value of the Shares on the date the Shares were acquired pursuant to the exercise of the Stock Options:

•	the Canadian Participant disposes of the Shares within 30 days of acquiring the Shares upon the settlement of the Stock Options;

•	the Canadian Participant does not acquire or dispose of any other Shares in that 30-day period; and

•
the Canadian Participant makes a designation in his or her income tax return for the year in which the disposition occurs to identify the Shares acquired upon the exercise of the Stock Options as the Shares that were disposed of.

The adjusted cost base of a Canadian Participant’s Shares is relevant in determining the capital gain (or loss) that may arise on the subsequent disposition of such stock (see the discussion below under the heading “Disposition of the Shares Received on Exercise”).
Withholding
The Company or the Canadian Participant’s employer will have an obligation to withhold in respect of taxes and CPP (but not EI) on the employment benefit realized upon the exercise of the Stock Options.  The Company may take the amount of the Deduction into account in calculating the amount of such withholding obligation provided it is available on such exercise.  The Company requires the Canadian Participant to either pay the amount of these withholding obligations to the Company at the time he or she exercises the Stock Options, or shall direct the Broker to pay such amount to the Company from the proceeds of the sale of Shares issued in accordance with Rule 6.2.

The Company or the Canadian Participant’s employer will also have an obligation to withhold in respect of taxes, CPP and EI on any monetary compensation that is set-off against the amount payable by the Canadian Participant to the Company in consideration for the granting of the Stock Options.

Dividends on Shares Received on Exercise

Dividends received or deemed to have been received with respect to Shares will be included in income for the year in which such dividends are received.  Dividends will not be eligible for the gross-up and dividend tax credit rules normally applicable to dividends received by an individual from taxable Canadian corporations.

Subject to certain limitations, a participant will generally be entitled to a foreign tax credit or a deduction in computing a participant’s Canadian income tax liability for any Japanese taxes withheld from dividends which are received or deemed to have been received by such participant.

Disposition of the Shares Received on Exercise
A Canadian Participant who disposes, or is deemed to have disposed, of Shares in a taxation year will realize a capital gain (or capital loss) equal to the amount by which the Canadian Participant’s proceeds of disposition, less reasonable costs of disposition, exceeds (or is exceeded by) the adjusted cost base in the Shares to the Canadian Participant.  One-half of any capital gain realized by a Canadian Participant will be included in computing the Canadian Participant’s income as a taxable capital gain in the year of disposition.  One-half of any capital loss realized by a Canadian Participant may generally be deducted against taxable capital gains realized in that year, in the three preceding taxation years or in any subsequent taxation year, subject to the detailed rules contained in the Canadian Act.

Capital gains realized by a Canadian Participant may give rise to a liability for alternative minimum tax.  Canadian Participants should consult their own tax advisors with respect to alternative minimum tax.